Exhibit 5.1

March 7, 1997

Cypros Pharmaceutical Corporation
2714 Loker Avenue West
Carlsbad, California 92008

Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Cypros Pharmaceutical Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offer and sale of up to an aggregate of one million three hundred twenty eight thousand nine hundred sixty nine (1,328,969) shares of the Company's Common Stock, no par value, by certain shareholders, in connection with the resale of an aggregate of 253,969 shares of the Company's Common Stock (the "Converted Shares") issuable upon conversion of three Convertible Notes, each due and payable as of April 9, 1999 (the "Notes") and 1,075,000 shares of the Company's Common Stock (the "Shares") issuable upon the closing of sales pursuant to two Common Stock Purchase Agreements, each dated as of March 5, 1997 (the "Stock Purchase Agreements").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Restated Articles of Incorporation, as amended, your Bylaws, as amended, the Notes, the Stock Purchase Agreements, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Converted Shares, when sold and issued in accordance with the Notes, and that the Shares, when sold and issued in accordance with the Stock Purchase Agreements, will be validly issued, fully paid, and nonassessable.
We consent to the reference to our firm under the caption
"Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward, LLP

By:/s/ M. Wainwright Fishburn, Jr.
Wainwright Fishburn, Jr.